Exhibit 2.1

THE options AND THE optioned shares HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ALL APPLICABLE U.S. STATE SECURITIES LAWS ARE AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED IN REGULATION S UNDER THE 1933 ACT.

Option Agreement

Notice is hereby given that, effective this [●] day of [●] (the “Effective Date”) Draganfly Inc. (the “Corporation”) has granted to [●] (the “Participant”), Options to acquire [●] Common Shares (the “Optioned Shares”) up to 4:30 p.m. Pacific Time on the [●] day of [●] (the “Option Expiry Date”) at an exercise price of Cdn$[●] per Optioned Share pursuant to the Corporation’s Share Compensation Plan (the “Plan”), a copy of which is attached hereto.

Optioned Shares may be acquired as follows:

(a)	[●]; and

(b)	[●].

The grant of the Options evidenced hereby and the Option Expiry Date thereof, is made subject to the terms and conditions of the Plan. The Participant agrees that he/she may suffer tax consequences as a result of the grant of these Options, the exercise of the Options and the disposition of Optioned Shares. The Participant acknowledges that he/she is not relying on the Corporation for any tax advice and has had an adequate opportunity to obtain advice of independent tax counsel.

The Participant represents and warrants that (i) under the terms and conditions of the Plan the Participant is a bona fide Eligible Person (as defined in the Plan) entitled to receive Options, and (ii) either (A) the Participant is not in the United States or a U.S. Person, nor is the Participant acquiring the Options or any Optioned Shares for the benefit of a person in the United States or a U.S. Person, or (B) an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Participant has provided evidence satisfactory to the Corporation to such effect. The Participant understands that the Options may not be exercised in the United States or by or on behalf of a U.S. Person unless the Options and the Option Shares have been registered under the 1933 Act or are exempt from registration thereunder. The Corporation may condition the exercise of the Options upon receiving from the Participant such representations and warranties and such evidence of registration or exemption under the 1933 Act and all applicable state securities laws as is satisfactory to the Corporation, acting in its sole discretion.

In the event of any inconsistency between the terms of this Option Agreement and the Plan, the terms of the Plan shall prevail.

Draganfly Inc.

Authorized Signatory	Signature of Participant

Name of Participant